EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                              CAPITAL MACHINE, INC.

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      FIRST: The name of the corporation is CAPITAL MACHINE, INC.

      SECOND : The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, 19805, County of New Castle. The name of its registered agent at such address is Corporate Service Company.

      THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares which the corporation shall have authority to issue is One Hundred One Million (101,000,000) shares, One Hundred Million (20,000,000) of which shall be common stock, $0.001 par value and One Million (1,000,000) of which shall be preferred stock, $0.001 par value.

      FIFTH: The name and mailing address of the incorporator is Paul Goodman, Esq., 370 Lexington Avenue, 19th Floor, New York, New York 10017.

      SIXTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of ss. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

      SEVENTH: The corporation shall, to the full extent permitted by the provisions of ss. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

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                                        /s/Paul Goodman
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                                        Paul Goodman
                                        370 Lexington Avenue; 19th Floor
                                        New York, New York 10017
                                        (212)697-7400